UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
   UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
          15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                   Commission File Number 0-28332
                                                          -------

                     Brauvin Net Lease V, Inc.
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     (Exact name of registrant as specified in its charter)

     30 North LaSalle Street, Suite 3100, Chicago, Illinois 60602
                         (312) 759-7660
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(Address, including zip code, and telephone number, including are code, of registrant's
                  principal executive offices)

                          Common Stock
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    (Title of each class of securities covered by this Form)

                         Not Applicable
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a)
                        or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]
          Rule 12g-4(a)(1)(ii)   [ ]
          Rule 12g-4(a)(2)(i)    [ ]
          Rule 12g-4(a)(2)(ii)   [ ]
          Rule 12h-3(b)(1)(i)    [ ]
          Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12h-3(b)(2)(i)    [ ]
          Rule 12h-3(b)(2)(ii)   [ ]
          Rule 15d-6             [ ]

       Approximate  number  of  holders  of  record  as  of   the
certification or notice date:  None.
                             --------

      Pursuant to the requirements of the Securities Exchange Act
of   1934,   Brauvin   Net  Lease  V,  Inc.   has   caused   this
certification/notice  to  be  signed  on  its   behalf   by   the
undersigned duly authorized person.

Date:   March 9, 2007      By:  /s/  James  L. Brault
                                   James L. Brault, Secretary